Exhibit 99.1

VESTIN GROUP REPORTS THIRD QUARTER RESULTS

Las Vegas – November 5, 2004 – Vestin Group (Nasdaq: VSTN) today reported a net loss of $1.9 million, or $0.74 per share, for the third quarter ended September 30, 2004 after the company recorded a valuation allowance of $3.7 million related to the right to receive proceeds of a loan guarantee. While the company believes that a judgment will ultimately be ordered and that it will collect the full amount of the loan guarantee plus accrued interest, the company elected to provide an allowance for the full amount due to the uncertainties inherent with litigation and enforcement of judgments, The company had a net loss for the third quarter a year ago of $1.0 million or $0.45 per share. Revenues for the third quarter were $5.0 million, compared with $3.5 million in the comparable quarter last year.

The company also said that it continues to be impacted by non-recurring costs and that the informal inquiry by the Securities and Exchange Commission has not yet concluded.

About Vestin Group
Vestin Group, Inc., through its subsidiaries, is engaged in asset management, real estate lending, and other financial services. Its subsidiary, Vestin Mortgage, has facilitated more than $1.5 billion in lending transactions since 1995. Through Vestin Mortgage, Vestin Group manages three funds, Vestin Fund I, LLC, $100 million mortgage fund, Vestin Fund II, LLC, a $500 million mortgage fund and Vestin Fund III, LLC a $100 million mortgage and real estate fund.

Certain statements contained herein are forward-looking statements that have been made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the actual results in the future periods or plans for future periods to differ materially from those described herein as anticipated, believed, or estimated.

Contact:

Steven D. Stern
Stern And Company
702-734-3388